UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007

Digital River, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-24643	41-1901640
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
9625 West 76th Street, Eden Prairie, MN		55344
(Address of principal executive offices)		(Zip Code)
(952) 253-1234
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Summary of Compensation Program for Non-Employee Directors
Summary of Compensation Program for Executive Officers
Amended and Restated Employment Agreement
Change of Control and Severance Agreement

     Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01 Other Events.
     On February 28, 2007, the Board of Directors of Digital River, Inc. (the “Company”) approved minor modifications to the compensation program for the Company’s non-employee directors. Under the program, non-employee directors will continue to receive cash compensation in the amount of $2,500 for each regular meeting of the Board they attend in person, which compensation decreases to $1,000 if the meeting is attended telephonically. In addition, each non-employee director will continue to receive an annual retainer in the amount of $15,000, payable quarterly. Further, each non-employee director will continue to receive an annual restricted stock grant of 5,000 shares of the Company’s common stock, which vests annually, one-third per year, over a three-year period. This structure is designed to further align the directors’ interests with the interests of the Company’s stockholders and to provide the directors with an incentive to maximize long-term stockholder value.
     In addition to the aforementioned restricted stock grants, which are made to all non-employee directors, the chairmen of the Compensation, Nominating and Governance, and Finance Committees will continue to receive additional annual restricted stock grant of 1,000 shares; the chairman of the Audit Committee will continue to receive an additional annual restricted stock grant of 2,000 shares; members of the Audit Committee (other than the chairman) will now each receive an annual restricted stock grant of 1,000 shares; and the Board’s Lead Director will now receive an annual restricted stock grant of 1,500 shares. All of these restricted stock grants will vest annually, one-third per year, over a three year period. The Board of Directors will annually evaluate and consider whether to maintain or modify the compensation program for the non-employee directors. A summary of the above described program is filed as Exhibit 99.1 hereto. On February 28, 2007, the Board of Directors made restricted stock grants to the non-employee directors in accordance with the compensation program described above. In addition, the directors will continue to be reimbursed for out-of-pocket costs and expenses incurred in connection with Board or committee business, including travel and other expenses incurred in order to attend meetings.
Compensation of Chief Executive Officer
     On February 28, 2007, upon recommendation of the Compensation Committee of the Board, the Board also approved an annual bonus for the Company’s Chief Executive Officer’s performance during the fiscal year ended December 31, 2006 in the amount of $1,250,000, and adjusted his base annual salary, effective March 1, 2007, to $450,000 per year. In addition, the Chief Executive Officer received a grant of an option to purchase 100,000 shares of the Company’s common stock, which will vest quarterly over a four-year period, and a grant of 25,000 shares of restricted stock, which will vest annually over a four-year period.
Compensation of Chief Financial Officer
     Further, on February 28, 2007, upon recommendation of the Compensation Committee of the Board, the Board approved an annual bonus for the Company’s Chief Financial Officer’s performance during the fiscal year ended December 31, 2006 in the amount of $250,000, and adjusted his base annual salary, effective March 1, 2007, to $300,000 per year. In addition, the Chief Financial Officer received a grant of an option to purchase 80,000 shares of the Company’s common stock, which will vest quarterly over a four-year period, and a grant of 20,000 shares of restricted stock, which will vest annually over a four-year period.
     A summary of the above described changes to the Company’s executive officers’ compensation program is filed as Exhibit 99.2 hereto.
     On February 28, 2007, the Board of Directors also approved an amendment and restatement of the Chief Executive Officer’s employment agreement, solely for the purposes of technical compliance with Section 409A of Internal Revenue Code, a copy of which is filed as Exhibit 99.3 hereto and is incorporated herein by reference.

     In addition, the Board of Directors approved a change of control and severance agreement with the Company’s Chief Financial Officer which provides, among other things, for severance payments and acceleration of vesting in the event of the Chief Financial Officer’s termination, other than for cause. The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 99.4 hereto and is incorporated by herein reference .
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Summary of Compensation Program for Non-Employee Directors.
99.2	Summary of Compensation Program for Executive Officers.
99.3	Amended and Restated Employment Agreement with Joel A. Ronning.
99.4	Change of Control and Severance Agreement with Thomas M. Donnelly.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Digital River, Inc.

Date: March 2, 2007	By:	/s/ Thomas M. Donnelly

Thomas M. Donnelly
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Summary of Compensation Program for Non-Employee Directors.
99.2	Summary of Compensation Program for Executive Officers.
99.3	Amended and Restated Employment Agreement with Joel A. Ronning.
99.4	Change of Control and Severance Agreement with Thomas M. Donnelly.